Exhibit 10.7
STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of the 1st day of  May, 2011, by and between YTB Worldwide Travel, Inc., an Illinois corporation (the “Seller”) and 7788509 Canada Inc., an Ontario, Canada corporation (the “Buyer”). The Buyer and the Seller are referred to collectively herein as the “Parties.”

Recitals:

Whereas, the Seller is in the business of creating, selling and supporting online travel booking websites to Canadian residents through websites (collectively, the “Business”);

Whereas, this Agreement contemplates a transaction in which the Buyer will purchase all of the Seller’s ownership interest in YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service (the “Ownership Interests”)  in return for the consideration described below;

Whereas, the Seller desires to sell, transfer and assign to Buyer and Buyer desires to purchase and acquire from Seller, such Ownership Interests, upon the terms hereinafter set forth;

Whereas, the Parties hereto desire to set forth certain agreements made as an inducement to the execution and delivery of this Agreement;

Whereas, the Ownership Interests constitute all of the outstanding ownership interests in YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service and following the consummation of the transactions contemplated hereby, Buyer will own 100% of such outstanding equity interest.

Now Therefore, in consideration of these premises and the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, agree as follows:

1—DEFINITIONS. Unless context otherwise requires, capitalized terms shall have the meanings ascribed to them in Exhibit 1.

2—BASIC TRANSACTION»

2.1      Purchase and Sale of Ownership Interests. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Ownership Interests at the Closing for the consideration specified below in this §2.

2.2      Consideration.   As full consideration for the purchase of the Ownership Interests, the Buyer and Seller hereby agrees to the following compensation structure:

2.2.1           Following the Closing Date and continuing indefinitely thereafter, the Seller, or its designated Affiliate(s), shall either retain or be compensated, as the case may be, a perpetual royalty equal to Ten and No/100 Dollars ($10.00) (the “Seller’s Royalty”) for each active web site owner as of the last day of each calendar month with respect to the Business (each, a “Business Owner”).

2.2.2           Following the Closing Date and continuing indefinitely thereafter, the Buyer shall either receive from the Seller, or its designated Affiliate(s), or retain, as the case may be, a fee equal to Twenty and No/100 Dollars ($20.00) for each Business Owner as of the last day of each calendar month (the “Buyer’s Business Owner Revenue”).

2.2.3           Following the Closing Date and continuing indefinitely thereafter, the Seller, or its designated Affiliate(s), shall either retain or be compensated, as the case may be, a perpetual fee equal to Nineteen and 95/100 Dollars ($19.95) for each Business Owner as of the last day of each calendar month (the “Salesperson Commission”).  The Salesperson Commission shall be paid by the Seller, or its designated Affiliate(s), to the appropriate salesperson or sponsor in connection with each applicable Business Owner.

2.2.4           Following the Closing Date and continuing indefinitely thereafter, the Buyer shall receive from Seller, or its designated Affiliate(s), or retain, as the case may be, travel commissions received by the Seller, or its designated Affiliate(s), resulting from the actions of the Business Owners from various travel providers less any and all commissions or payments made to the Seller’s (or its designated Affiliates’) sales personnel.

2.2.5           Notwithstanding the forgoing, the Seller, or its designated Affiliate(s), shall either retain or be compensated, as the case may be, the entire purchase price of each “ZKit” sold in Canada.   All payment obligations contemplated herein shall be remitted to the appropriate party no less than thirty (30) days following the last day of the preceding month and shall be binding on all successors or assigns of the Parties.

2.3      The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) may occur by electronic transmission and mail and, in such case, shall be deemed to have taken place at the offices of Armstrong Teasdale LLP, commencing at 11:00 a.m. local time on the Effective Date (the “Closing Date”).

2.4      Deliveries at the Closing

(a)       At the Closing, (1) the Seller will deliver to the Buyer the resignations, effective as of the Closing, of each director and officer of YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service.

3—REPRESENTATIONS AND WARRANTIES OF THE SELLER .  The Seller represents and warrants to the Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement.

3.1      Enforceability.  The Seller has full power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform his obligations hereunder and hereunder.  This Agreement and each Ancillary Agreement to which the Seller is a party constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

3.2      Brokers’ Fees.  Neither the Seller nor YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, except for a Liability of the Seller for which the Buyer cannot become liable or obligated.

3.3      Title to Assets. Except for properties and assets disposed of in the Ordinary Course of Business, the YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service has good and marketable title (free and clear of all Security Interests) to, or a valid leasehold interest in, the properties and assets used by it or located on its premises.

4—REPRESENTATIONS AND WARRANTIES OF BUYER.  Buyer represents and warrants to the Seller that the statements contained in this §4 are correct and complete as of the date of this Agreement.

4.1      Organization of the Buyer.  The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

4.2      Authorization of Transaction.  The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

4.3      No contravention.  Neither the execution nor the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Buyer is subject or any provision of the charter or bylaws of the Buyer.

4.4      Investment.  The Buyer is not acquiring the Ownership Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.5      Brokers’ Fees.  The Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

4.6      Notice and Consent. No notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Authority, or any other Person is necessary for the execution and delivery of this Agreement by the Buyer or the consummation of the transactions contemplated by this Agreement.

5—POST-CLOSING COVENANTS.  The covenants contained in this §5 shall govern the period following the Closing.

5.1      General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §6 below).  The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service.

5.2      Non-Compete.  During the Restricted Period, the Seller will not engage directly or indirectly in the Business.  For purposes of this Agreement, the “Restricted Period” shall mean a period of three (3) years from and after the Closing Date.  Notwithstanding anything to the contrary contained herein, the following restriction shall not apply to any business activities, whether e-commerce or otherwise, engaged in by the Seller’s Affiliate, ZamZuu, Inc.

5.3      Seller Provided Services.  The Seller, or its designated Affiliates, agrees to provide, as of the Closing Date and for the Buyer’s benefit, certain information technology support services and various revenue and fee collection services as described on Exhibit 5.3, indefinitely and until otherwise agreed upon by the Parties.  THE SELLER’S (AND THEIR REPRESENTATIVE’S AND AFFILIATE’S) LIABILITY IN CONNECTION WITH THE PROVISION OF ANY TRANSITION SERVICES, WHETHER OR NOT DESCRIBED IN EXHIBIT 5.3 AND REGARDLESS OF THE FORM OF ACTION, SHALL NOT EXCEED ONE HUNDRED AND NO/100 DOLLARS.  FURTHER, THE SELLER’S (NOR ITS REPRESENTATIVES OR AFFILIATES) SHALL NOT HAVE ANY LIABILITY TO THE BUYER IN CONNECTION WITH ITS PROVISION OF ANY TRANSITION SERVICES FOR ANY PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, SUCH AS EXCESS COSTS INCURRED, DATA LOSS OR LOST PROFITS OR REVENUE.  The limitation of liability and exclusion of damages shall apply even if the limited remedies fail of their essential purpose.

5.4      License.    As of the Closing Date, the Seller and its Affiliates hereby grant to the Buyer a perpetual, non-exclusive, royalty-free, non-transferable license to use all trademarks, service marks, trade dress, logos, domain names, trade names, and corporate names used by the Seller’s in connection with the conduct and operation of the Business prior to Closing.

5.5      Promotion of Certain Buyer Products.   The Seller and its Affiliates hereby agree and acknowledge that they shall use reasonable efforts to promote and include on their websites any Buyer products or services that relate to or target the Seller’s and its Affiliates’ customers located in the United States of America.  The promotion of such products or services may include web site links, pop up ads or other similar promotional methods as determined by the Seller or its Affiliates in their sole discretion.

6—REMEDIES FOR BREACHES OF THIS AGREEMENT

6.1      Survival of Representations and Warranties.  All of the representations and warranties of the Seller shall survive the Closing and continue in full force and effect for a period thereafter of twelve (12) months (the “Survival Period”).

6.2      Indemnification.

6.2.2           Of Buyer.  Subject to the provisions of this §6, the Buyer shall be indemnified from and against any and all Losses incurred by the Buyer as a result of the failure or breach of any representation, warranty or covenant made by the Seller in this Agreement.

6.2.3           Of the Seller.  Subject to the provisions of this §6, the Seller shall be indemnified from and against any and all Losses incurred by the Seller as a result of the failure or breach of any representation, warranty or covenant made by the Buyer in this Agreement.

6.3      Limitations.

The following limitations apply to any claims made under this §6:

6.3.2           Thresholds.  The Seller shall not have any responsibility under this §6, until the Buyer shall have suffered Losses for which recovery is possible under this §6 in excess of Twenty Five Thousand and No/100 Dollars ($25,000.00) as an aggregate deductible (the “Seller Deductible”), and then the Seller will be only obligated to indemnify the Indemnified Party only from and against those Losses in excess of such Seller Deductible.  Buyer shall not have any responsibility under this §6, until the Seller shall have suffered Losses for which recovery is possible under this §6 in excess of a Twenty Five Thousand and No/100 Dollars ($25,000.00) as an aggregate deductible (the “Buyer Deductible”), and then Buyer will be only obligated to indemnify the Seller only from and against those Losses in excess of such Buyer Deductible.

6.3.3           Claim Required to be Made Prior to End of Survival Period.  For a party to be indemnified under the provisions of this Agreement for a breach of a representation, warranty or covenant, such party must deliver written notice to the other party, prior to the expiration of the Survival Period.  Failure to so deliver such written notice with respect to any breach of a representation, warranty or covenant prior to the expiration of the Survival Period shall result in such party’s loss of the right to indemnification hereunder.

6.3.4           Limitation on Agreed Claims.  Neither Buyer nor Seller shall have any responsibility for any indemnification claims in an amount valued in excess of Fifty Thousand and No/100 Dollars ($50,000.00).

7—TAX MATTERS.  The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters:

7.1      Cooperation on tax matters.  Buyer and Seller shall cooperate fully (and shall cause the YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service to cooperate fully), as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this §7.1 in any audit, litigation or other Proceeding with respect to Taxes.

7.2      Best Efforts.  Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

7.3      Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

8—MISCELLANEOUS.

8.1      Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, heirs, and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

8.2      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8.3      Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.4      Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:	7788509 Canada Inc. 16 Carolin Court Dundas, Ontario Canada L9H 5P3 Attention: Jessica St. John Fax:	Copy to:

If to Seller:	YTB International, Inc. 1901 E. Edwardsville Road Wood River, IL 62095 Attention: Robert Van Patten Fax: 618-216-4222	Copy to:	Armstrong Teasdale LLP 7700 Forsyth Blvd. St. Louis, Missouri 63105 Attention: Tyler J. Frank Fax: 314-612-2368

 intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either Party may change the address to which notices, requests, demands, claims, or other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

8.5      Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Illinois without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

8.6      Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.7      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8      Expenses.  Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.9      Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

8.10           Time of the Essence.  Time is of the essence of this Agreement.  If any date herein set forth for the performance of any obligations by either Party for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday.  As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Missouri for observance thereof.

[The Remainder of this page has intentionally been left blank.  Signature page follows.]

In Witness Whereof, the undersigned have entered into this Agreement as of the date and year first written above.

Buyer 7788509 Canada, Inc.		Seller YTB Worldwide Travel, Inc.

By:	/s/ Jessica St. John	By:	/s/ J. Kim Sorensen
	Printed Name: Jessica St. John		Printed Name: J. Kim Sorensen
	Title:		Title: President

EXHIBITS

Exhibit 1—Definitions

(1)      “Adverse Consequences” means all Proceedings, Orders, damages, diminutions in value, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

(2)      “Affiliate” means: (a) with respect to a particular individual: (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, manager, officer, partner, executor or trustee (or in a similar capacity); and (b) with respect to a specified Person other than an individual: (i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;  (ii) each Person that serves as a director, manager, officer, partner, executor or trustee of such specified Person (or in a similar capacity); and (iii) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and children, and (iii) any other natural person who is related to the individual and who resides with such individual.

(3)       “Ancillary Agreement”  means any contract or agreement that is executed and/or delivered in connection with the transactions contemplated hereby, including without limitation agreements contemplated by §2.4.

(4)       “Buyer”  has the meaning set forth in the preface above.

(5)      “Closing” has the meaning set forth in §2.3.

(6)       “Closing Date” has the meaning set forth in §2.3.

(7)       “Control”  (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(8)       “Governmental Authority” means any a. nation, state, county, city, town, borough, village, district or other jurisdiction; b. federal, state, local, municipal, foreign or other government; c. governmental or quasi-governmental body of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); d. multinational organization or body; e. body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; f. any regulatory or self-regulatory authority compliance with which is required by Law; or g. an official of any of the foregoing.

(9)      “Law” means any statute, law, ordinance, decree, Order, injunction, rule, directive, or regulation of any Governmental Authority.

(10)           “Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(11)           “Losses” means all Proceedings, Orders, damages, diminutions in value, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

(12)            “Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Authority or by any arbitrator.

(13)           “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(14)            “Party” has the meaning set forth in the preface above.

(15)           “Person” means an individual, a partnership, a corporation, an association, limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

(16)           "Proceeding"  means any action, arbitration, audit, hearing, charge, compliant, investigation, litigation, petition, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(17)            “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

(18)           “Selles” has the meaning set forth in the preface above.

(19)           “Ownership Interests” has the meaning set forth in the Recitals.

(20)           “Subsidiaries”  means any legal entities that are under the Control of YTB Travel Network of Canada, ULC, d/b/a Sunrise Travel Service.

(21)           “Tax”  means any federal, state, local, or foreign income, gross receipts, license, fee, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, capital, net worth, profits, escheat, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and tax resulting from indemnification for taxes.

(22)           “Tax Return”  means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

Exhibit 5.3— Seller Provided Services

The Seller, or its designated Affiliates, shall provide the following services for the Buyer’s benefit and for the periods set forth in Section 5.3 of the Agreement:

Information Technology Support Services:

●	Website hosting

Fee Collection Services:

●	Collection of monthly fees and enrollment fees from Business Owners
●	Collection of commission fees from travel providers
●	Payment of Business Owner Revenue and Salesperson Commission